Exhibit 10.9(b)

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

This THIRD AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into effective as of June 15, 2007 by and between HELIX BIOMEDIX, INC., a Delaware corporation (“Helix”), and R. STEPHEN BEATTY (“Executive”).

RECITALS

WHEREAS, Helix and Executive entered into an Employment Agreement effective July 1, 2003, as amended (the “Agreement”); and

WHEREAS, Helix and Executive wish to further amend the Agreement as provided herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The last sentence of Section 5(b) of the Agreement is hereby amended and restated in its entirety as follows:

“Executive will have the duty to mitigate the costs to the Company by attempting to obtain other employment within a reasonable time after termination. During the period Executive is entitled to receive severance payments hereunder, the monthly payment otherwise due from the Company shall be reduced by fifty percent (50%) of Executive’s monthly compensation from such other employment.”

2. Section 3(e) of the Agreement is hereby amended to add the following provisions:

(2)	Company will maintain a policy of insurance for directors’ and officers’ liability with such coverage as may be determined by the Board. Executive will be included within that policy of insurance with the premiums paid by Company.

(3)	For purposes of this Section 3(e), vacation shall not include time spent by Executive at events attended by (i) persons who hold or represent the holders of at least 20% of the Company’s outstanding voting stock; or (ii) any person with whom the Company has an existing Consulting Agreement as long as a material purpose of such time is Company-related. The Company hereby acknowledges that Executive intends to attend certain national bridge-related events during each year at which a significant percentage of the Company’s current stockholders are present. The Company encourages such participation by Executive and hereby acknowledges that it will reimburse Executive for the reasonable costs of attending such events and that the time associated with such events will not be considered as vacation. The Company reserves the right to review this situation on a year-by-year basis.

3. The effective date of this Amendment shall be June 15, 2007.

4. The parties hereto hereby acknowledge the continuing effect of the Agreement except as specifically modified by this Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

HELIX BIOMEDIX, INC.		EXECUTIVE:

By:	/s/ Jeffrey A. Miller	/s/ R. Stephen Beatty
	Jeffrey A. Miller, Ph.D	R. Stephen Beatty
Director

2